EXHIBIT 10.24

THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of December 6, 1999, is by and between UNITED NATURAL FOODS, INC. (the "Company"), and STEVEN H. TOWNSEND ("Employee").

1. Employment.

The Company hereby agrees to employ Employee, and Employee agrees to be employed by the Company, for the Term defined in Section 3, subject to earlier termination as hereinafter provided, at the rate of compensation and upon the other terms and conditions hereinafter set forth.

2. Position and Responsibilities.

During the Term of this Agreement, Employee agrees to serve in such executive capacities as the Company and Employee may agree, and from and after January 28, 2000, as President for the Eastern Wholesale Region, with the duties, responsibilities and authority consistent with such position. For purposes of this Agreement, the "Eastern Wholesale Region" shall mean the Company's sales operations in Atlanta, Georgia, Connecticut, New Hampshire and Pennsylvania, provided that the Company may place the Atlanta operations in a different region in the future. Employee's principal office shall be at Company headquarters in Dayville, Connecticut, with such travel as is necessary to perform his duties. Employee shall report to the Chief Executive Officer of the Company. During the Term, Employee also agrees to perform such other executive services not inconsistent with this position as shall from time to time be assigned to him.

3. Term and Duties.

3.1 Unless earlier terminated as provided herein, the Term of this Agreement shall commence on the date of this Agreement and shall continue until January 31, 2002.

3.2 During the Term, except for illness, vacations and holidays in accordance with then current Company policy, Employee shall devote all his business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder.

4. Compensation; Reimbursement of Expenses.

4.1 For all services rendered by Employee in any capacity during the term of his employment under this Agreement, Employee shall receive a base salary at an annualized rate of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable in accordance with the customary payroll practices of the Company.

4.2 Employee shall receive a bonus equal to one half of one percent (0.5%) of the operating profit of the Eastern Wholesale Region. The bonus will be paid on a quarterly basis within forty-five (45) days of the end of each quarter, beginning with the quarter ending April 30, 2000.

4.3 Employee is granted non-qualified options to purchase up to fifty thousand (50,000) shares of the Company's Common Stock, said options to vest in four equal annual installments beginning on the first anniversary of the date of grant, provided that Employee is an employee of the Company on such vesting date(s). Such options shall be subject to all of the terms and conditions of the United Natural Foods, Inc. Amended and Restated 1996 Stock Option Plan, as amended.

4.4 Consistent with established policies of the Company, the Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement.

4.5 Employee shall be entitled to participate in all Company benefits now in effect or subsequently provided to other Company employees, to the extent he is eligible. In determining such benefits, the Company shall give Employee service credit for past service to the Company, and such benefits shall, at a minimum, be restored to the same level as those to which Employee was entitled when Employee previously left the Company. Such determination and restoration shall be subject to the terms of each benefit plan and applicable law.

5. Termination of Employment; Payments.

5.1 Employee's employment hereunder shall terminate:

(a) automatically upon the death of Employee;

(b) at the election of the Company in the event of Employee's disability. As used in this Agreement, the term "disability" shall mean the material inability, in the reasonable opinion of the Chief Executive Officer, of Employee to render his agreed upon full-time services to the Company due to physical and/or mental infirmity for a period of one hundred twenty (120) consecutive days, or an aggregate period of time exceeding one hundred twenty (120) days in any consecutive twelve (12) month period;

(c) upon discharge of Employee by the Company for cause. As used in this Agreement, "cause" shall mean (i) conviction of a felony or crime of moral turpitude under applicable law, (ii) unauthorized acts intended to result in Employee's personal enrichment at the material expense of the Company or its reputation, (iii) any violation of Employee's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or breach of Section 6, or (iv) Employee's other material breach of this


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Agreement which breach shall have continued unremedied for twenty (20) days after written notice by the Company to Employee specifying such failure;

(d) upon discharge of Employee by the Company without cause; or

(e) upon Employee's election to terminate his employment.

5.2 Upon such termination, and subject only to Section 5.3 below, the Company shall be obligated to make only the following payments to Employee:

(a) With respect to termination pursuant to subsections (a), (b), (c) and (e) above, the Company shall be under no obligation other than to provide Employee his base salary and benefits under Section 4.5 above accrued through the date of such termination; provided, however, that with respect to a termination pursuant to subsection (c), the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee's actions.

(b) With respect to termination pursuant to subsection (d) above, the Company shall be under no other obligation than to continue Employee's base salary and benefits under Section 4.5 above for a period of one (1) year following such termination.

(c) The benefits to be continued shall be limited to medical and insurance benefits. All other benefits and perquisites shall cease upon termination.

(d) The Company will make withholdings from said termination payments in accordance with the Company's generally applicable policies regarding employee contributions for any insurance coverages.

5.3 Change In Control. If a Change in Control (as hereinafter defined) occurs, Employee shall have the option of resigning from the Company. Employee must give written notice to the Chief Executive Officer of the Company within thirty (30) days of the occurrence of a Change in Control, specifying that such resignation is the result of a Change in Control, and such resignation shall be effective upon the Chief Executive Officer's receipt. Upon such receipt, the Company shall continue Employee's base salary and benefits under Section 4.5 above for a period of one year from the effective date of the resignation, and all unvested options granted pursuant to Section 4.3 shall automatically vest.

"Change in Control" means the happening of any of the following:

(i) any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act"), but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities. "Affiliate" means any corporation which is a subsidiary of the Company within the definition of "subsidiary corporation" under Section 424(f) of the Internal Revenue Code of 1986, as amended;

(ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(iii) the purchase of 50% or more of the Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

6. Certain Obligations of Employee.

6.1 Employee represents and warrants that (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any law, rule or regulation, or of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (c) he is free and able to execute this Agreement and to enter into employment by the Company.

6.2 Employee further covenants with the Company as follows (as used in this Section 6, "Company" shall include the Company and its subsidiaries and affiliates):

(a) Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party. The Company shall, upon reasonable notice, furnish such information and proper assistance to Employee as may reasonably be required by Employee in connection with any litigation in which he is, or may become, a party as a result of his status as an employee of the Company.

(b) Employee shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company. Such restriction on confidential information shall remain in effect until such time as the


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confidential information is (i) generally available in the industry, (ii)
disclosed in published literature or (iii) obtained by Employee during the term of his employment or after the expiration or earlier termination of this Agreement from a third party with the prior right to make such disclosure. Employee agrees that he will return to the Company any physical embodiment of such confidential information upon termination of employment.

(c) During the term of his employment, and for a period of one (1) year following termination of such employment for any reason or payment of any compensation in accordance with Section 5 herein, whichever occurs last, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States or in Mexico or Canada (each a "territory") in the wholesale distribution of natural foods; provided, however, that: Employee's ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year period Employee shall not act to induce any of the Company's vendors, customers or employees to take action which might be disadvantageous to the Company.

(d) Employee hereby acknowledges that he will treat as for the Company's sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 6.2(b) herein, and which are made, conceived or reduced to practice by him during his employment by the Company and within one (1) year after termination thereof. The provisions of this subsection 6.2(d) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, either on or off the job, to matters directly or indirectly related to the Company's business interests (including potential business interests), and whether or not within the realm of his duties.

(e) Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required of him to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(f) Employee agrees that he will not disclose to the Company, or use during the term of his employment, any proprietary or confidential information belonging to any third party which Employee may have acquired because of an employment, consulting or other relationship with such third party, whether such information is in Employee's memory or embodied in a writing or other physical form.

(g) Employee recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 6 are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 6, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 8 are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

6.3 Employee expressly agrees that all payments and benefits due Employee under this Agreement shall be subject to Employee's compliance with the provisions set forth in this Section 6.

6.4 This Section 6 shall survive the expiration or earlier termination of this Agreement without time limitation.

7. General Provisions.

7.1 Neither Employee nor his beneficiaries or legal representatives may assign this Agreement, or any rights or obligations hereunder, without the Company's prior written consent.

7.2 This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective heirs, executors, administrators, successors and permitted assigns.

7.3 This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

7.4 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege nor shall any other waiver of right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

7.5 If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.

7.6 The sections headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.


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7.7 This Agreement has been executed and delivered in the State of Connecticut, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

7.8 This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

UNITED NATURAL FOODS, INC.


By ________________________           ________________________
Michael S. Funk                          Steven H. Townsend
Vice Chairman and
Chief Executive Officer


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